As filed with the Securities and Exchange Commission on December 6, 2011
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Tier Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3145844
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
11130 Sunrise Valley Drive, Suite 300 Reston, Virginia	20191
(Address of Principal Executive Offices)	(Zip Code)
Employment Inducement Stock Option Awards to Alex P. Hart and Jeff Hodges
(Full Title of the Plan)

Keith S. Omsberg
Vice President, General Counsel and Secretary
11130 Sunrise Valley Drive, Suite 300
Reston, Virginia 20191
(Name and Address of Agent For Service)
571-382-1000
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	100,000 shares(3)	$5.06	$506,000	$57.99
Common Stock, $0.01 par value per share	250,000 shares(4)	$4.67	$1,167,500	$133.80
Total	350,000 shares	—	$1,673,500	$191.79
(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Calculated pursuant to Rule 457(h) of the Securities Act of 1933, as amended, based upon (i) the $5.06 per share exercise price for the option to purchase 100,000 shares granted to Alex P. Hart and (ii) the $4.67 per share exercise price for the option to purchase 250,000 shares granted to Jeff Hodges.

(3)
Consists of 100,000 shares issuable upon exercise of a stock option granted to Alex P. Hart, President and CEO of the registrant, on August 16, 2010 as an employment inducement award in connection with the commencement of Mr. Hart’s employment with the registrant.

(4)
Consists of 250,000 shares issuable upon exercise of a stock option granted to Jeff Hodges, Chief Financial Officer of the registrant, on June 13, 2011 as an employment inducement award in connection with the commencement of Mr. Hodges’ employment with the registrant.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed to register a total of 350,000 shares of common stock of the registrant for future issuance upon exercise of (i) a stock option granted to Alex P. Hart, President and CEO of the registrant, on August 16, 2010 as an inducement material to his entering employment with the registrant and (ii) a stock option granted to Jeff Hodges, Chief Financial Officer of the registrant, on June 13, 2011 as an inducement material to his entering employment with the registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).   The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)    The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)    The description of the securities contained in the registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                        Description of Securities.

Not applicable.

Item 5.                        Interests of Named Experts and Counsel.

Keith S. Omsberg, Vice President, General Counsel and Secretary of the registrant, has opined as to the legality of the securities being offered by this registration statement.  Mr. Omsberg holds 1,888 shares of the registrant’s common stock and options to purchase 158,500 shares of the registrant’s common stock, which, in the aggregate, account for less than 1.0% of the registrant’s outstanding common stock.

Item 6.                        Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “General Corporation Law”) provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article SEVENTH of the registrant’s Restated Certificate of Incorporation provides that no director of the registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Article EIGHTH of the registrant’s Restated Certificate of Incorporation further provides that a director or officer of the registrant (a) shall be indemnified by the registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the registrant) brought against him by virtue of his position as a director or officer of the registrant, or his service in certain other capacities at the request of the registrant, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the registrant against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action by or in the right of the registrant brought against him by virtue of his position as a director or officer of the registrant, or his service in certain other capacities at the request of the registrant, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant, except that no indemnification shall be made with respect to such a matter as to which such person shall have been adjudged to be liable to the registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, in defense of any litigation or other legal proceeding, he is required to be indemnified by the registrant against all expenses (including attorneys’ fees) incurred in connection therewith.

Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses, and provided that no such advancement of expenses shall be made if it is determined that the indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant, or, with respect to any criminal action or proceeding, he had reasonable cause to believe his conduct was unlawful.

Article EIGHTH of the registrant’s Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and specifically authorizes the registrant to enter into agreements with officers and directors providing indemnification rights and procedures different from those set forth in the Restated Certificate of Incorporation.

The registrant has purchased directors’ and officers’ liability insurance that is intended to indemnify its directors and officers against damages arising out of certain claims that may be made against them based on their acts or omissions while acting in their capacity as such.

In addition, the registrant has entered into indemnification agreements with certain of its officers and directors that provide a contractual right to indemnification and procedures, presumptions and remedies intended to supplement the indemnification rights provided by the Restated Certificate of Incorporation and Delaware law.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.                       Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.   Undertakings.

1.    Item 512(a) of Regulation S-K.  The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    Item 512(b) of Regulation S-K.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reston, Virginia, on this 6th day of December, 2011.

TIER TECHNOLOGIES, INC.

By: _____________________
Jeff Hodges
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Tier Technologies, Inc., hereby severally constitute and appoint Jeff Hodges and Keith S. Omsberg, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Tier Technologies, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Alex P. Hart Alex P. Hart	Director, President and Chief Executive Officer (principal executive officer)	December 6, 2011
/s/ Jeff Hodges Jeff Hodges	Chief Financial Officer (principal financial and accounting officer)	December 6, 2011
/s/ Charles W. Berger Charles W. Berger	Director	December 6, 2011
/s/ Morgan P. Guenther Morgan P. Guenther	Director	December 6, 2011
/s/ James C. Hale James C. Hale	Director	December 6, 2011
/s/ Philip G. Heasley Philip G. Heasley	Director	December 6, 2011
/s/ David A. Poe David A. Poe	Director	December 6, 2011
/s/ Zachary F. Sadek Zachary F. Sadek	Director	December 6, 2011
/s/ Katherine A. Schipper Katherine A. Schipper	Director	December 6, 2011

INDEX TO EXHIBITS

Number	Description
4.1(1)	Restated Certificate of Incorporation of the Registrant
4.2(2)	Amended and Restated By-Laws of the Registrant
5.1	Opinion of Keith S. Omsberg, counsel to the Registrant
23.1	Consent of Keith S. Omsberg (included in Exhibit 5)
23.2	Consent of McGladrey & Pullen, LLP
24	Power of attorney (included on the signature pages of this registration statement)
99.1(3)	Nonstatutory Stock Option Agreement for Inducement Grant between the Registrant and Alex P. Hart
99.2(4)	Nonstatutory Stock Option Agreement for Inducement Grant between the Registrant and Jeff Hodges
____________

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Form 8-K (File No. 001-33475), filed on July 19, 2005, and incorporated herein by reference

(2)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Form 8-K (File No. 001-33475), filed on March 16, 2011, and incorporated herein by reference

(3)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Form 10-K (File No. 001-33475), filed on November 22, 2010 and incorporated herein by reference

(4)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Form 10-Q (File No. 001-33475), filed on August 9, 2011 and incorporated herein by reference